Exhibit 99.1

             Susquehanna Bancshares, Inc. Announces 2005 Full Year
                       and Fourth Quarter Record Results

    LITITZ, Pa.--(BUSINESS WIRE)--Jan. 24, 2006--Susquehanna Bancshares, Inc., (Susquehanna) (Nasdaq:SUSQ) today announced net income for the year ended December 31, 2005 was $79.6 million, or $1.70 per diluted share, compared to $70.2 million, or $1.60 per diluted share, earned in 2004. Net income for the fourth quarter of 2005 was $27.7 million, or $0.59 per diluted share, compared to $19.2 million for the fourth quarter 2004, or $0.41 per diluted share.

    Full Year/Fourth Quarter Financial Highlights:



    -- Net loans and leases, excluding securitizations, grew 12% from December 31, 2004.

        -- Real estate construction loans increased 26% to $935 million during 2005.

        -- Commercial loans increased 10% to $833 million during 2005.

    -- Total deposits grew 3% to $5.3 billion from December 31, 2004. Excluding sold branches, total deposits grew 5% for the same period.

        --  Demand deposits grew 8% to $919 million at December 31,
            2005.

    --  Return on Average Tangible Equity* improved to 16.06% for
        2005, up from 14.36% for 2004. For the fourth quarter 2005, Return on Tangible Equity* was 21.49% compared to 15.71% for the fourth quarter 2004.

    -- Return on Average Assets improved to 1.07% for 2005, up from 1.04% for 2004. For the fourth quarter 2005, Return on Average Assets improved to 1.47% from 1.03% for the same quarter in 2004.

    -- Net interest margin increased 16 basis points to 3.76% for 2005 compared to 3.60% for 2004. Net interest margin for the fourth quarter 2005 increased 12 basis points to 3.79% compared to 3.67% for the fourth quarter of 2004.

    -- Efficiency ratios for 2005 improved both on a GAAP and non-GAAP basis led by the efficiency ratio excluding Hann Financial Service Corp.*, which improved to 57.97% from 61.09% for the prior year. Improvement in this measure was also seen during the fourth quarter of 2005 when the efficiency ratio excluding Hann* improved to 55.10% from 57.93% during the fourth quarter of 2004.

    -- Net charge-offs as a percentage of average loans and leases for the year ended December 31, 2005 were 0.24% compared to 0.16% for 2004. Non-performing assets as a percentage of loans, leases and other real estate owned were 0.38% and 0.41% at December 31, 2005 and 2004, respectively.

    -- Wealth management fee income increased 15% to $28.2 million in 2005 from $24.7 million in 2004. Commission income from property and casualty insurance sales increased 21% to $11.1 million from $9.2 million for the same period.


    Equity capital was $780 million at December 31, 2005, or $16.66 per share, compared to $752 million, or $16.13 per share at December 31, 2004.

    Linked Quarter Highlights (Fourth Quarter 2005 vs. Third Quarter
2005)



    -- Net loans and leases, excluding securitizations, grew 2% from September 30, 2005.

        -- Real estate construction loans increased 4% to $935 million at December 31, 2005.

        --  Commercial loans increased 3% to $833 million at year end
            2005.

    -- Total deposits, excluding branch sales, increased 1% to $5.3 billion.

        --  Demand deposits grew 2% to $919 million at December 31,
            2005.

    -- Return on Tangible Equity* increased to 21.49% compared to 14.20% in the third quarter of 2005.

    -- Return on Average Assets improved to 1.47% from 0.95% in the third quarter of 2005.

    -- Net interest margin increased 5 basis points to 3.79% from 3.74% in the third quarter of 2005.

    -- Efficiency ratio, excluding Hann*, improved to 55.10% compared to 58.49% in the third quarter of 2005.


    The following table compares 2005 Financial Goals to Actual
Results:



                                           Goal              Actual
                                           ----              ------

Fully Diluted Earnings Per Share           $1.70 - $1.80     $1.70

Return on Average Tangible Equity*         16.00%            16.06%

Net Interest Margin                        3.70%             3.76%

Efficiency Ratio Excluding Hann*           58.50%            57.97%

Loan Growth (Excluding Securitizations)    8.0%              12.0%

Deposit Growth (Excluding Branch Sales)    8.0%              4.8%

Fee Income Growth                          10.0%             9.2%


    Due to a growing trend in the financial services industry, Susquehanna is discontinuing its practice of providing earnings guidance. However, Susquehanna will continue its quarterly earnings conference calls.

    *A non-GAAP financial measure. The most comparable measurement for return on tangible equity is return on average equity. The most comparable measurement for efficiency ratio excluding Hann is efficiency ratio including Hann. A reconciliation of the differences between these non-GAAP and GAAP measurements can be found at the end of this release under the heading "Supplemental Reporting of Non-GAAP Financial Measures."

    Highlights of the Quarter:

    -- In November, Susquehanna announced it had signed a definitive merger agreement to acquire Minotola National Bank, which has assets of $623 million and operates 14 branches in southern New Jersey. The transaction, which is expected to be completed by April 30, 2006, will nearly double Susquehanna's New Jersey presence. Upon completion of the transaction, Susquehanna will have total New Jersey deposits of more than $1.2 billion. Under the agreement, upon satisfaction of the various conditions to closing, Susquehanna will acquire Minotola in a stock and cash transaction valued at approximately $165 million.

    "The addition of Minotola National Bank, with its strong market presence and deposit base in southern New Jersey, is a key objective for the first half of 2006," said William J. Reuter, Chairman, President and Chief Executive Officer. "We look forward to this bank joining our company as the Minotola Region of Susquehanna Patriot Bank, and we are confident that the additional financial services we can offer will be attractive to Minotola customers.

    -- Susquehanna's first corporate-wide image advertising campaign in the fall of 2005 was targeted to raise awareness of the brand in the marketplace and to illustrate to customers the broad geographical region in which Susquehanna branches and ATMs are available. The campaign included TV, radio, print and billboard ads throughout Susquehanna's four-state footprint. Future marketing efforts are expected to build on this image campaign and incorporate more specific product advertising.

    "The fourth quarter of 2005 marked the true launch of the Susquehanna brand throughout our market. Our image advertising campaign illustrated for customers and employees alike the broad territory in the mid-Atlantic region where Susquehanna offers its financial services and expertise," Reuter said. "Throughout 2005, we worked to centralize and automate key services, taking advantage of the successful consolidation of our banks last year. Our goal in 2006 is to focus on implementing procedures that will provide even better service to our customers and improved efficiencies for our company and shareholders."

    -- Susquehanna completed four of its planned six branch sales during the fourth quarter of 2005. In the remaining two cases, the proposed buyer for the branches would not have received regulatory approval by year-end, and Susquehanna now plans to retain these offices as part of its branch network.

    -- Susquehanna Bank, the Maryland-based affiliate bank of Susquehanna Bancshares, relocated its Pikesville, Md., branch to a new, enhanced facility in December 2005.

    Susquehanna will broadcast its fourth quarter and full year 2005 results conference call over the Internet on January 25, 2006 at 11:00 a.m. Eastern time. The conference call will include management's discussion of fourth quarter and full year 2005 results as well as discussion of our auto leasing business. The call may also include forward-looking information such as matters affecting earnings and other financial metrics guidance. Investors will have the opportunity to listen to the conference call through a live broadcast on Susquehanna's Web site, located at www.susquehanna.net. To listen to the live call, please go to the Investor Relations section of Susquehanna's Web site at least fifteen minutes prior to the broadcast to download and install any necessary audio software. For those who are unable to listen to the live broadcast, an archive will be available on the Web site shortly after the call concludes.

    Susquehanna is a financial services holding company, operating in multiple states, with assets of $7.5 billion. It provides financial services through its subsidiaries at 153 branch locations and 158 ATM locations in the mid-Atlantic region. In addition to its current three commercial banks, Susquehanna operates a trust and investment company, an asset management company, a property and casualty insurance brokerage company, a commercial leasing company and a vehicle leasing company. Investor information may be requested on Susquehanna's Web site at www.susquehanna.net.

     This press release contains certain financial information determined by methods other than in accordance with GAAP. Susquehanna's management uses these non-GAAP measures in its analysis of the Company's performance. These non-GAAP financial measures require management to make judgments about the exclusion of certain items, and if different judgments were made, the amounts reported would be different. These measures typically exclude the effects of intangibles and related amortization and include the tax benefit associated with revenue items that are tax-exempt. Disclosures regarding these non-GAAP financial measures are included in the accompanying financial information.
    The presentation of these non-GAAP financial measures is intended to supplement investors' understanding of Susquehanna's core business activities. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.
    The proposed acquisition by Susquehanna of Minotola will be effected pursuant to a merger of Minotola into Susquehanna Patriot Bank. Susquehanna has filed a registration statement on Form S-4 (Registration No. 333-130414) containing a proxy statement addressed to Minotola's shareholders and a prospectus for the Susquehanna stock to be offered in the merger with the Securities and Exchange Commission (the "SEC"). A definitive proxy statement will be sent to Minotola's shareholders seeking their approval of the merger. Minotola shareholders are urged to read the registration statement carefully, because it contains important information about the merger. Minotola shareholders may obtain a free copy of the registration statement and other documents filed with, or furnished to, the SEC by Susquehanna at the SEC's website at http://www.sec.gov. Copies of the registration statement and other documents filed by Susquehanna with the SEC may also be obtained for free from Susquehanna by directing a written request to Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, PA 17543, Attention: Abram G. Koser, Vice President, Investor Relations.
    This press release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on Susquehanna's current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties. Accordingly, actual results may differ materially. Susquehanna undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



SUMMARY FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
                                                    Twelve Months
                                               -----------------------
                          4Q05        4Q04        2005        2004
                       ----------- ----------- ----------- -----------
Balance Sheet (EOP)
Investments            $1,154,261  $1,245,414  $1,154,261  $1,245,414
Loans and leases        5,218,659   5,253,008   5,218,659   5,253,008
Allowance for loan &
 lease losses (ALLL)       53,714      54,093      53,714      54,093
Total assets            7,466,007   7,475,073   7,466,007   7,475,073
Deposits                5,309,187   5,130,682   5,309,187   5,130,682
Short-term borrowings     307,523     420,868     307,523     420,868
FHLB borrowings           668,666     751,220     668,666     751,220
Long-term debt            172,777     223,277     172,777     223,277
Shareholders' equity      780,470     751,694     780,470     751,694

Stated Book Value per
 Share                      16.66       16.13       16.66       16.13
Tangible Book Value
 per Share                  11.23       10.71       11.23       10.71

Average Balance Sheet
Investments             1,182,789   1,272,493   1,208,152   1,193,001
Loans and leases        5,320,200   5,195,044   5,234,463   4,743,864
Total earning assets    6,572,170   6,530,531   6,504,382   6,009,270
Total assets            7,495,969   7,443,725   7,430,144   6,776,782
Deposits                5,306,733   5,156,432   5,171,645   4,753,649
Short-term borrowings     351,165     403,567     378,706     358,348
FHLB borrowings           687,502     725,120     744,312     640,397
Long-term debt            172,859     223,354     177,295     190,649
Shareholders' equity      770,500     744,774     756,614     654,155

Income Statement
Net interest income        62,225      59,570     242,245     214,018
Loan & lease loss
 provision                  3,890       3,430      12,335      10,020
Noninterest income         39,708      30,040     125,078     114,590
Noninterest expense        61,884      58,875     242,550     219,042
Income before taxes        36,159      27,305     112,438      99,546
Income taxes                8,466       8,056      32,875      29,366
Net income                 27,693      19,249      79,563      70,180
Basic earnings per
 share                       0.59        0.41        1.70        1.61
Diluted earnings per
 share                       0.59        0.41        1.70        1.60
Cash dividends paid
 per share                   0.24        0.23        0.93        0.89

Asset Quality
Net charge-offs  (NCO)     $3,408      $1,805     $12,714      $7,748
Nonaccrual loans &
 leases                    17,392      20,406      17,392      20,406
OREO                        2,620       1,340       2,620       1,340
Total nonperforming
 assets (NPA)              20,012      21,746      20,012      21,746
Loans & leases 90 days
 past due                   8,998      10,217       8,998      10,217


                                                    Twelve Months
                                               -----------------------
RATIO ANALYSIS            4Q05        4Q04        2005        2004
                       ----------- ----------- ----------- -----------

Credit Quality
NCO / Average loans &
 leases                      0.25%       0.14%       0.24%       0.16%
NPA / Loans & leases &
 OREO                        0.38%       0.41%       0.38%       0.41%
ALLL / Nonperforming
 loans & leases            308.84%     265.08%     308.84%     265.08%
ALLL / Total loans &
 leases                      1.03%       1.03%       1.03%       1.03%

Capital Adequacy
Equity / Assets             10.45%      10.06%      10.45%      10.06%
Long-term debt /
 Equity                     22.14%      29.70%      22.14%      29.70%

Profitability
Return on average
 assets                      1.47%       1.03%       1.07%       1.04%
Return on average
 equity                     14.26%      10.28%      10.52%      10.73%
Return on average
 tangible equity (1)        21.49%      15.71%      16.06%      14.36%
Net interest margin          3.79%       3.67%       3.76%       3.60%
Efficiency ratio            60.36%      65.18%      65.58%      66.15%
Efficiency ratio
 excluding Hann (1)         55.10%      57.93%      57.97%      61.09%


(1) Supplemental Reporting of Non-GAAP Financial Measures

Susquehanna has presented a return on average tangible equity, which is a non-GAAP financial measure and is most directly comparable to the GAAP measurement of return on average equity. For purposes of computing return on average tangible equity, we have excluded the balance of intangible assets and their related amortization expense from our calculation of return on average tangible equity to allow us to review the core operating results of our company. This is consistent with the treatment by bank regulatory agencies which excludes goodwill and other intangible assets from the calculation of risk-based capital ratios. A reconciliation of return on average tangible equity to return on average equity is set forth below.

Return on average
 equity (GAAP basis)        14.26%      10.28%      10.52%      10.73%
Effect of excluding
 average intangible
 assets and related
 amortization                7.23%       5.43%       5.54%       3.63%
Return on average
 tangible equity            21.49%      15.71%      16.06%      14.36%

Susquehanna has presented an efficiency ratio excluding Hann, which is a non-GAAP financial measure and is most directly comparable to the GAAP presentation of efficiency ratio. We measure our efficiency ratio by dividing noninterest expenses by the sum of net interest income, on a FTE basis, and noninterest income. The presentation of an efficiency ratio excluding Hann is computed as the efficiency ratio excluding the effects of our auto leasing subsidiary, Hann Financial. Management believes this to be a preferred measurement because it excludes the volatility of full-term ratios, securitization gains, and residual values of Hann and provides more focused visibility into our core business activities. A reconciliation of efficiency ratio excluding Hann to efficiency ratio is set forth below.

Efficiency ratio (GAAP
 basis)                     60.36%      65.18%      65.58%      66.15%
Effect of excluding
 Hann                        5.26%       7.25%       7.61%       5.06%
Efficiency ratio
 excluding Hann             55.10%      57.93%      57.97%      61.09%





CONSOLIDATED BALANCE SHEETS

                                                Dec. 31,     Dec. 31,
                                                  2005         2004
                                               ----------- -----------
                                               (in thousands, except
                                                     share data)
Assets
  Cash and due from banks                        $196,557    $160,574
  Short-term investments:
    Restricted                                     26,336      27,190
    Unrestricted                                   69,948      31,544
                                               ----------- -----------
                 Total short-term investments      96,284      58,734
                                               ----------- -----------
  Securities available for sale                 1,147,862   1,240,945
  Securities held to maturity (fair values
   approximate $6,399 and $4,469)                   6,399       4,469
  Loans and leases, net of unearned income      5,218,659   5,253,008
   Less: Allowance for loan and lease losses       53,714      54,093
                                               ----------- -----------
                 Net loans and leases           5,164,945   5,198,915
                                               ----------- -----------
  Premises and equipment, net                      88,058      83,606
  Foreclosed assets                                 2,620       1,340
  Accrued income receivable                        24,223      21,661
  Bank-owned life insurance                       257,289     249,691
  Goodwill                                        242,718     240,632
  Intangible assets with finite lives              11,574      11,960
  Investment in and receivables from
   unconsolidated entities                        105,033      68,384
  Other assets                                    122,445     134,162
                                               ----------- -----------
                                               $7,466,007  $7,475,073
                                               =========== ===========

Liabilities and Shareholders' Equity
  Deposits:
    Demand                                       $918,854    $853,411
    Interest-bearing demand                     1,774,759   1,765,077
    Savings                                       458,906     559,530
    Time                                        1,381,959   1,367,282
    Time of $100 or more                          774,709     585,382
                                               ----------- -----------
                 Total deposits                 5,309,187   5,130,682
  Short-term borrowings                           307,523     420,868
  FHLB borrowings                                 668,666     751,220
  Long-term debt                                  150,000     200,000
  Junior subordinated debentures                   22,777      23,277
  Accrued interest, taxes, and expenses
   payable                                         48,693      41,255
  Deferred taxes                                  132,932     114,050
  Other liabilities                                45,759      42,027
                                               ----------- -----------
                 Total liabilities              6,685,537   6,723,379
                                               ----------- -----------

  Shareholders' equity:
     Common stock, $2.00 par value,
      100,000,000 shares authorized;
       Issued: 46,853,193 at December 31,
        2005, and 46,592,930 at
        December 31, 2004                          93,706      93,186
     Additional paid-in capital                   231,085     226,384
     Retained earnings                            471,290     435,159
     Accumulated other comprehensive loss,
      net of taxes of $(8,406) and $(1,634)       (15,611)     (3,035)
                                               ----------- -----------
                 Total shareholders' equity       780,470     751,694
                                               ----------- -----------
                                               $7,466,007  $7,475,073
                                               =========== ===========






CONSOLIDATED STATEMENTS OF INCOME

                                   Three Months
                                      Ended        Twelve Months Ended
                                   December 31,       December 31,
-------------------------------- ----------------- -------------------
(In thousands, except per share
 data)                            2005     2004      2005      2004
-------------------------------- -------- -------- --------- ---------
Interest Income:
  Loans and leases, including
   fees                          $90,895  $78,074  $339,960  $276,864
  Securities:
       Taxable                    10,231   11,209    41,400    40,383
       Tax-exempt                    187      499     1,205     1,566
       Dividends                     742      476     2,666     2,131
  Short-term investments             603      272     1,789       815
                                 -------- -------- --------- ---------
     Total interest income       102,658   90,530   387,020   321,759
                                 -------- -------- --------- ---------

Interest Expense:
  Deposits:
       Interest-bearing demand     9,709    5,350    28,866    16,802
       Savings                       615      629     2,318     2,115
       Time                       19,027   13,508    64,979    49,485
  Short-term borrowings            2,778    1,614     9,727     4,260
  FHLB borrowings                  5,829    6,274    28,634    22,529
  Long-term debt                   2,475    3,585    10,251    12,550
                                 -------- -------- --------- ---------
        Total interest expense    40,433   30,960   144,775   107,741
                                 -------- -------- --------- ---------
Net interest income               62,225   59,570   242,245   214,018
Provision for loan and lease
 losses                            3,890    3,430    12,335    10,020
                                 -------- -------- --------- ---------
Net interest income, after
 provision for loan and lease
 losses                           58,335   56,140   229,910   203,998
                                 -------- -------- --------- ---------

Noninterest Income:
  Service charges on deposit
   accounts                        5,575    5,643    21,442    21,913
  Vehicle origination,
   servicing, and securitization
   fees                            3,340    4,208    15,616    19,783
  Asset management fees            4,552    3,934    17,882    14,411
  Income from fiduciary-related
   activities                      1,470    1,972     5,911     6,232
  Commissions on brokerage, life
   insurance and annuity sales     1,169    1,013     4,447     4,012
  Commissions on property and
   casualty insurance sales        2,816    2,501    11,142     9,191
  Income from bank-owned life
   insurance                       2,228    2,411     9,105     9,105
  Net gain on sale of loans and
   leases                          9,291    2,019    14,966     9,645
  Net gains on sale of bank
   branches                        4,689    2,141     5,194     3,209
  Net gain on securities               0      346     4,188     4,683
  Other                            4,578    3,852    15,185    12,406
                                 -------- -------- --------- ---------
       Total noninterest income   39,708   30,040   125,078   114,590
                                 -------- -------- --------- ---------

Noninterest Expenses:
  Salaries and employee benefits  30,284   27,999   114,197   106,127
  Occupancy                        4,659    4,174    18,853    15,718
  Furniture and equipment          2,587    2,384    10,110     9,059
  Amortization of intangible
   assets                            380      332     1,520     1,124
  Vehicle residual value           2,260    1,668     9,986     5,721
  Vehicle delivery and
   preparation                     1,393    4,231    11,090    14,430
  Other                           20,321   18,087    76,794    66,863
                                 -------- -------- --------- ---------
       Total noninterest
        expenses                  61,884   58,875   242,550   219,042
                                 -------- -------- --------- ---------
Income before income taxes        36,159   27,305   112,438    99,546
Provision for income taxes         8,466    8,056    32,875    29,366
                                 -------- -------- --------- ---------
Net Income                       $27,693  $19,249   $79,563   $70,180
                                 ======== ======== ========= =========

Earnings per share:
       Basic                       $0.59    $0.41     $1.70     $1.61
       Diluted                     $0.59    $0.41     $1.70     $1.60
Cash dividends                     $0.24    $0.23     $0.93     $0.89
Average shares outstanding:
       Basic                      46,818   46,533    46,711    43,585
       Diluted                    46,980   46,797    46,919    43,872





DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY

Interest rates and interest differential-taxable equivalent basis
----------------------------------------------------------------------
               For the Three Month-Period  For the Three-Month Period
                          Ended                       Ended
                    December 31, 2005           December 31, 2004
-------------- --------------------------- ---------------------------

(Dollars in      Average             Rate    Average             Rate
 thousands)      Balance   Interest   (%)    Balance   Interest   (%)
-------------- ----------- --------- ----- ----------- --------- -----
Assets
Short-term
 investments      $69,181      $603  3.46     $62,994      $272  1.72
Investment
 securities:
  Taxable       1,164,451    10,973  3.74   1,229,112    11,685  3.78
  Tax-
   advantaged      18,338       286  6.19      43,381       768  7.04
-------------- ----------- ---------       ----------- ---------

  Total
   investment
   securities   1,182,789    11,259  3.78   1,272,493    12,453  3.89
-------------- ----------- ---------       ----------- ---------
Loans and
 leases,
 (net):
  Taxable       5,244,746    89,994  6.81   5,113,082    77,233  6.01
  Tax-
   advantaged      75,454     1,387  7.29      81,962     1,294  6.28
-------------- ----------- ---------       ----------- ---------

  Total loans
   and leases   5,320,200    91,381  6.81   5,195,044    78,527  6.01
-------------- ----------- ---------       ----------- ---------

Total
 interest-
 earning
 assets         6,572,170  $103,243  6.23   6,530,531   $91,252  5.56
                           ---------                   ---------
Allowance for
 loan and
 lease losses     (53,543)                    (53,379)
Other non-
 earning
 assets           977,342                     966,573
-------------- -----------                 -----------

 Total assets  $7,495,969                  $7,443,725
-------------- -----------                 -----------

Liabilities
Deposits:
  Interest-
   bearing
   demand      $1,794,933    $9,709  2.15  $1,792,287    $5,350  1.19
  Savings         469,267       615  0.52     570,604       629  0.44
  Time          2,143,444    19,027  3.52   1,939,840    13,508  2.77
Short-term
 borrowings       351,165     2,778  3.14     403,567     1,614  1.59
FHLB
 borrowings       687,502     5,829  3.36     725,120     6,274  3.44
Long-term debt    172,859     2,475  5.68     223,354     3,585  6.39
-------------- ----------- ---------       ----------- ---------

Total
 interest-
 bearing
 liabilities    5,619,170   $40,433  2.85   5,654,772   $30,960  2.18
                           ---------                   ---------
Demand
 deposits         899,089                     853,701
Other
 liabilities      207,210                     190,478
-------------- -----------                 -----------

  Total
   liabilities  6,725,469                   6,698,951
--------------

Equity            770,500                     744,774
-------------- -----------                 -----------

Total
 liabilities &
 shareholders'
 equity        $7,495,969                  $7,443,725
-------------- -----------                 -----------

Net interest
 income /
 yield on
 average
 earning
 assets                     $62,810  3.79               $60,292  3.67
                           ---------                   ---------


    1. Average loan balances include non accrual loans.

    2. Tax-exempt income has been adjusted to a tax- equivalent basis using a marginal tax rate of 35%.

    3. For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.





DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY
 (continued)


Interest rates and interest differential-taxable equivalent basis
----------------------------------------------------------------------
               For the Twelve-Month Period For the Twelve-Month Period
                          Ended                       Ended
                    December 31, 2005           December 31, 2004
-------------- --------------------------- ---------------------------

(Dollars in      Average             Rate    Average             Rate
 thousands)      Balance   Interest   (%)    Balance   Interest   (%)
-------------- ----------- --------- ----- ----------- --------- -----
Assets
Short-term
 investments      $61,767    $1,789  2.90     $72,405      $815  1.13
Investment
 securities:
  Taxable       1,180,762    44,066  3.73   1,159,860    42,514  3.67
  Tax-
   advantaged      27,390     1,852  6.76      33,141     2,410  7.27
-------------- ----------- ---------       ----------- ---------

   Total
    investment
    securities  1,208,152    45,918  3.80   1,193,001    44,924  3.77
-------------- ----------- ---------       ----------- ---------
Loans and
 leases,
 (net):
  Taxable       5,153,910   336,508  6.53   4,668,299   273,781  5.86
  Tax-
   advantaged      80,553     5,313  6.60      75,565     4,743  6.28
-------------- ----------- ---------       ----------- ---------

   Total loans
    and leases  5,234,463   341,821  6.53   4,743,864   278,524  5.87
-------------- ----------- ---------       ----------- ---------

Total
 interest-
 earning
 assets         6,504,382  $389,528  5.99   6,009,270  $324,263  5.40
                           ---------                   ---------
Allowance for
 loan and
 lease losses     (54,170)                    (49,012)
Other non-
 earning
 assets           979,932                     816,524
-------------- -----------                 -----------

  Total assets $7,430,144                  $6,776,782
-------------- -----------                 -----------

Liabilities
Deposits:
  Interest-
   bearing
   demand      $1,736,130   $28,866  1.66  $1,640,525   $16,802  1.02
  Savings         522,346     2,318  0.44     552,950     2,115  0.38
  Time          2,037,019    64,979  3.19   1,776,623    49,485  2.79
Short-term
 borrowings       378,706     9,727  2.57     358,348     4,260  1.19
FHLB
 borrowings       744,312    28,634  3.85     640,397    22,529  3.52
Long-term debt    177,295    10,251  5.78     190,649    12,550  6.58
-------------- ----------- ---------       ----------- ---------

Total
 interest-
 bearing
 liabilities    5,595,808  $144,775  2.59   5,159,492  $107,741  2.09
                           ---------                   ---------
Demand
 deposits         876,150                     783,551
Other
 liabilities      201,572                     179,584
-------------- -----------                 -----------

 Total
  liabilities   6,673,530                   6,122,627
--------------

Equity            756,614                     654,155
-------------- -----------                 -----------

Total
 liabilities &
 shareholders'
 equity        $7,430,144                  $6,776,782
-------------- -----------                 -----------

Net interest
 income /
 yield on
 average
 earning
 assets                    $244,753  3.76              $216,522  3.60
                           ---------                   ---------


    1. Average loan balances include non accrual loans.

    2. Tax-exempt income has been adjusted to a tax-equivalent basis using a marginal tax rate of 35%.

    3. For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.






LOANS AND LEASES

Loans and leases, net of unearned income, were as follows:

                                                 Dec. 31,    Dec. 31,
                                                   2005        2004
                                               ----------- -----------
                                                   (in thousands)
Commercial, financial, and agricultural          $832,695    $760,106
Real estate - construction                        934,601     741,660
Real estate secured - residential               1,355,513   1,611,999
Real estate secured - commercial                1,257,860   1,252,753
Consumer                                          319,925     351,846
Leases                                            518,065     534,644
                                               ----------- -----------
      Total loans and leases                   $5,218,659  $5,253,008
                                               =========== ===========

    CONTACT: Susquehanna Bancshares, Inc.
             Abram G. Koser, 717-625-6305
             ir@susquehanna.net